Exhibit 99.3

PRO-FORMA FINANCIAL INFORMATION
UNAUDITED PRO-FORMA COMBINED CONDENSED
FINANCIAL INFORMATION

Halifax Corporation (“Halifax”) completed the acquisition of AlphaNational Technology Services, Inc. (“AlphaNational”) on September 30, 2004.

The following unaudited pro-forma combined condensed financial information combines the historical consolidated financial information of Halifax and the historical financial statements of AlphaNational. The financial statement for the year ended March 31, 2004 were combined with the year ended December 31, 2003 for comparative purposes. The unaudited pro-forma combined condensed statements of income for the six months ended September 30, 2004 have been prepared as if the Halifax acquisition had occurred on April 1, 2004, and combines Halifax and AlphaNational’s statements of operations.

Adjustments have been made to AlphaNational’s financial statements to conform to Halifax’s presentation. Halifax has a fiscal year end of March 31 and AlphaNational has a fiscal year end of December 31. The six-month periods from April 1, to September 30, 2004 for AlphaNational was combined with the six month period ended September 30, 2004 for Halifax. The balance sheet for AlphaNational as of September 30, 2004 was combined with the unaudited balance sheet for Halifax as of September 30, 2004.

In connection with the acquisition of AlphaNational, analysis was conducted to review the implied value of Halifax common stock. Due to the restrictions on the securities issued and lack of market ability of Halifax common stock a discount of 14% from the $5.10 market price as of the date of issuance to $4.386, or $168,000 was recorded as a reduction of goodwill and paid in capital.

The assets and liabilities of AlphaNational have been adjusted to estimated fair value, based upon estimates, which are subject to change as additional information is obtained. The allocations of the purchase costs are subject to final determination based upon estimates and other evaluations of fair market value, identification and valuation of identifiable intangible assets. Under the terms of the merger agreement, the purchase price was subject to adjustment to extent that net assets on date of acquisition was less than zero. As a result of its calculation of the net assets of AlphaNational the purchase consideration was adjusted down by $200,000 and reflected as a reduction of notes payable to the former AlphaNational shareholders’.

The method of combining historical financial statements for the preparation of the unaudited pro-forma combined condensed financial statements is for Informational purposes only. Actual statements of income of the companies will be consolidated commencing on the date of acquisition. The unaudited pro-forma combined condensed financial information does not purport to represent what Halifax’s operations or financial position actually would have been had the acquisition occurred on the dates specified, or to project Halifax’s results of operation or financial position for any future period or date. The unaudited pro-forma combined condensed financial information does not reflect any adjustments to conform to accounting practices, except for certain reclassifications, or any cost savings or other synergies which may result from the merger.

In the opinion of management, all material adjustments necessary to reflect the acquisition of AlphaNational by Halifax have been made. The accompanying unaudited pro-forma combined condensed financial statements should be read in conjunction with the historical financial statements and related notes thereto for both Halifax and AlphaNational.

Unaudited Pro-Forma Combined Condensed Statement of Operations for six months ended September 30, 2004

(Amounts in thousands	Historical	Historical	Pro-forma
except share data)	Halifax (a)	AlphaNational(a)	Adjustments			Pro-forma
Revenues	$28,250	$3,369	$(270)	(c	)	$31,349

Cost	24,914	1,988	(270)	(c	)	26,632

Gross margin	3,336	1,381				4,717

Selling marketing and			91	(b	)
general and administrative	2,836	1,529	(210)	(d	)	4,246

Operating income	500	(148)	219			471

			(9)	(g	)
Interest expense	(297)	(23)	13	(f	)	(316)

Income before income taxes	203	(171)	23			155

Gain on sale of land (net of taxes)		177	(177)	(e	)	—

Income taxes	68	—	18	(h	)	50

Net income	$135	$6	$(36)			$105

Earnings per common share

Basic	$.05					$.03

Diluted	$.05					$.03

Weighted number of shares outstanding:

Basic	2,919,647	235,294		(k	)	3,154,941
Diluted	2,970,515	235,294		(k	)	3,120,809

See accompanying notes to the unaudited pro-forma combined condensed financial information

Unaudited Pro-Forma Combined Condensed Statement of Operations for the Year Ended March 31, 2004

(Amounts in thousands	Historical	Historical	Pro-forma
except share data)	Halifax (a)	AlphaNational(a)	Adjustments			Pro-forma
Revenues	$49,537	$6,638	$(480)	(c	)	$55,695

Costs	43,609	5,310	(480)	(c	)	48,439

Gross margin	5,928	1,328	—			7,256

Selling, marketing and general and administrative	4,874	1,002	182	(b	)	6,058

Operating income	1,054	326	(182)			1,198

			13
Interest expense	(591)	(85)	(18)	(f	)	(681)
Other income	15	—	—	(g	)	15

Income before income taxes	478	241	(187)			532

Income taxes expense (benefit)	(3,750)	82	(65)	(h	)	(3,733)

Net income	4,228	159	(122)			4,265

Earnings per common share

Basic	$1.60					$1.48

Diluted	$1.54					$1.41

Weighted number of shares outstanding:

Basic	2,638,345	235,294		(k	)	2,873,648
Diluted	2,787,656	235,294		(k	)	3,022,950

See accompanying notes to the unaudited pro-forma combined condensed financial information.

Unaudited Pro-Forma Combined Condensed Balance Sheet as of September 30, 2004.

(Amounts in thousands)	Historical	Historical	Pro-forma
	Halifax	AlphaNational	Adjustments			Pro-forma
Balance Sheet
Cash	$100	$(29)	$—			$71
Accounts receivable	11,227	763	—			11,990
Inventory	5,763	194	—			5,957
Prepaid expense	740	16	—			756
Deferred tax asset	1,148	—	—			1,148

Total current assets	18,978	944	—			19,922
Fixed assets (Net)	1,726	80				1,806
Goodwill (Net)	4,540	304	2,473	(b	)	7,317
	—	—	(91)			—
Other	140	—	—			140
Deferred tax asset	2,685	—	—			2,685

Total assets	$28,069	$1,328	$2,382			$31,779

Accounts payable	$3,997	$188	$300	(b	)	$4,685
			200	(i	)
Accrued expenses	3,542	254	(114)			3,682
Deferred revenue	3,146	860	—			4,006
Other current liabilities	—	485	—			485
Acquisition Debt	494	—	—			494
Current portion of note payable	27	—	—			27
Income taxes payable	—	41	—			41

Total current liabilities	11,206	1,828	386			13,420

Long term debt	7,223	—	200	(b	)	7,423
Subordinated Debt	2,400	—				2,400
Acquisition debt	—	—	500	(b	)	300
			(200)	(i	)
Other Long-term debt	7	—	—			7
Deferred gain	308	—	—			308

Total Liabilities	21,144	1,828	886			23,858

Preferred stock
Common stock	769	39	56	(b	)	825
			(39)	(b	)
Additional paid in capital	8,028	—	1,144	(b	)	9,004
			(168)	(b	)
Accumulated deficit	(1,660)	(539)	539	(b	)	(1,696)
			(36)	(i	)
Less treasury Stock	(212)	—	—			(212)

	6,925	(500)	1,496			7,921

	$28,069	$1,328	$2,382			$31,779

See accompanying notes to the unaudited pro-forma combined condensed financial information.

HALIFAX CORPORATION

NOTES TO UNAUDITED PRO-FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The unaudited pro-forma combined condensed financial information as based upon the following:

(a)	AlphaNational’s historical column includes the results of operations for the year ended December 31, 2003. AlphaNational’s historical column for the six months ended September 30, 2004 includes AlphaNational results of operations from April 1, 2004.

(b)	In the acquisition transaction, Halifax acquired all of the outstanding shares of AlphaNational’s common stock in exchange for shares of Halifax’s common stock, cash and notes.

Halifax issued 235,294 shares of its common stock for all outstanding classes of AlphaNational common stock as discussed above. The number of Halifax shares of common stock issued increased to approximately 3.17 million shares.

Below is a table of the estimated acquisition cost:

(Amounts in thousands)

Cash	$200
Halifax Stock Issued (235,294 shares at $5.10)	1,200
Discount due to restricted shares	(168)
Notes payable — shareholders notes	300
Liabilities assumed	500
Investment banking services	205
Estimated acquisition cost	246

Total estimated acquisition cost to be allocated	2,483
Less: Historical cost basis of the following at September 30, 2004 Net Assets of AlphaNational	10

Excess of purchase price over historical cost basis of net assets acquired	$2,473

Components of the transaction were cash of $200,000, notes payable of $500,000 and 235,294 of common stock shares at $5.10, totaling $1.9 million in the aggregate. The notes payable have been reduced by approximately $200,000, to $300,000 due to the adjustment of the closing balance sheet.

In addition, costs to consummate the transaction were approximately $451,000, the excess purchase price over the net assets of AlphaNational is approximately $2.5 million.

Amortization expenses is estimated to consist of the following:

(Amounts in thousands)

			Annual
	Value	Life	Amortization
Customer contracts/relationships	$660	5 years	$132

Non compete agreements	100	2 years	50

	$760		$182

Trade name	700	Indefinite

Goodwill	1,013	Indefinite

	2,473

Halifax is in the process of identifying the fair values of tangible and intangible assets that will be acquired. It is expected that the intangible assets will include the following: customer contracts/relationships, a noncompete agreements, and goodwill. The intangible assets are expected to have a value of approximately $760 thousand estimated lives ranging from 2 to 5 years. The unaudited pro-forma combined condensed financial information has assumed a composite life of 4 years for purposes of computing amortization expense. Amortization expense for the six months ended September 30, 2004 was estimated to be $91 thousand.

(c)	Inter-company revenue and costs of approximately $480,000 and $270,000 for year end March 31, 2004 and the six months ended September 30, 2004, respectively.

(d)	To eliminate one time adjustments related to the acquisition by Halifax. Included in non-recurring one timer adjustments were transactions costs of approximately $60,000 vendor rebate of $100,000 officer life insurance of $15,000 and other non-recurring items of approximately $35,000.

(e)	To eliminate the gain of disposal of real estate (net of taxes). During the nine months ended September 30, 2004, the Company sold a parcel of land to a third party and distributed the remaining parcels to its former shareholders. The gain on the disposal of the land was approximately $177,000 (net of a provision for income taxes of $44,000).

(f)	To reduce interest expense for interest on real estate.

(g)	Record interest expenses on notes payable former AlphaNational Shareholders’.

(h)	To adjust income tax expense.

(i)	Reduction in notes to formers shareholders’ based upon the adjusted final balance sheet at September 30, 2004.

(j)	Balance sheet adjustments as a result of the pro-forma adjustments to the statement of operations.

(k)	Common stock outstanding after giving effect to the purchase of AlphaNational.